Exhibit 99.1

N E W S    R E L E A S E

Atmel Appoints Robert Avery as CFO

SAN JOSE, Calif., July 8, 2005 – Atmel Corporation (Nasdaq: ATML), a worldwide leader in the development, fabrication and sale of advanced semiconductors, today announced the appointment of Robert Avery as Vice President of Finance and Chief Financial Officer. Currently Vice President and Corporate Director of Finance, Mr. Avery has been an integral leader in the areas of planning, business strategy and the compliance with Sarbanes-Oxley regulations.

Mr. Avery will succeed Francis Barton, Atmel’s Executive Vice President and Chief Financial Officer, who has resigned and will be leaving the Company to pursue other opportunities.

“I would like to thank Fran for the major contributions that he has provided to Atmel over the past couple of years,” stated George Perlegos, Chairman and Chief Executive Officer. “I am very pleased to have Bob lead the Atmel Finance organization. His 28 years of financial experience, the last 16 within Atmel, and his recent roles as head of planning, business strategy and Sarbanes-Oxley compliance make him an ideal candidate for this position, as we move to lower our costs and improve margins.”

Prior to joining Atmel in 1989, Mr. Avery spent six years with Honeywell, Inc. in various financial positions and six years providing audit services with Peat, Marwick, Mitchell & Co. He holds a B.S. degree in Accounting from Michigan State University.

About Atmel

Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with

Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600

complete system solutions. Focused on consumer, industrial, security, communications, computing and automotive markets, Atmel ICs can be found Everywhere You AreTM.

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Contact: Steven Horwitz, Director, Investor Relations: 408-487-2677

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